EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

           This Asset Purchase Agreement (the "Agreement") is entered into effective as of August 18, 2000 (the "Effective Date"), by and among ADD Acquisition Corp., an Illinois corporation ("Buyer"); T & B Design, Inc., f/k/a Advanced Digital Designs, Inc., an Illinois corporation ("ADD"); Advanced Technologies, Inc., an Illinois corporation ("ATI"); 937 Plum Grove Road Partnership ("937") hereinafter collectively referred to as ADD and Anthony Vitucci and Bruce Karsten, President, Vice President, Directors and owners of all issued and outstanding shares of stock in ADD ("Shareholders").

                                    RECITALS:

     A. ADD is engaged in the business of providing high-tech engineering design services to clients in the electronics industry (the "Business").

     B. Buyer is engaged in the business of designing, developing, manufacturing and marketing leading-edge technology equipment including, but not limited to, mobile computers and industrial products.

     C. ADD desires to sell to Buyer, and Buyer desires to purchase from ADD, on a going-concern basis, those certain hereinafter defined Purchased Assets of ADD, other than certain hereinafter defined Excluded Assets, all on the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

     1.1 PURCHASED ASSETS. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, ADD shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase from ADD, on a going-concern basis, free and clear of all Liens (except for hereinafter defined Permitted Liens), all of the Business and operations of ADD related to the Business and, except for the Excluded Assets as set forth in Section 1.2 hereof, all of the assets and properties of ADD of every kind and description, wherever located, tangible or intangible, used or useable in connection with the Business as the same shall exist on the Effective Date (collectively, the "Purchased Assets"), including, without limitation, all right, title, and interest of ADD in, to, and under:

           (a) All of the assets reflected on the Balance Sheet dated August 18, 2000, including, without limitation, cash; accounts receivable; all contracts-in-progress and proposals; all customer listings; all computer hardware, software, and accessories; all furniture and equipment; all pertinent Business information, software product licenses and resale licenses; and those assets acquired subsequent to the Balance Sheet Date (as hereinafter defined), except those assets disposed of or converted into cash after the Balance Sheet Date in the ordinary course of business;

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           (b) The name "Advanced Digital Designs, Inc." and Advanced
Technologies, Inc. and any derivation thereof, trademarks, trade names, service marks, and copyrights, which ADD owns or has the right to use (and all goodwill associated therewith), registered or unregistered, and the applications for registration thereof, and the patents and applications therefor, and the licenses relating to any of the foregoing listed in Schedule 4.16 (as further defined in Section 4.16, the "Intellectual Property");

           (c) All mailing lists, customer lists, subscriber lists, processes, manuals or business procedures, trade secrets, designs, engineering drawings and reports, know-how and other proprietary or confidential information used in or relating to the Business;

           (d) A copy of all books and records (including all data and other information stored on discs, tapes, written, electronic or other media) of ADD relating to the assets, properties and operations of the Business;

           (e) All of ADD's rights, claims, or causes of action against third parties relating to the assets, properties, or operations of the Business arising out of transactions occurring prior to the Effective Date;

           (f) All of ADD's interest in and to all telephone and telephone facsimile numbers, Internet websites, and other directory listings of the Business and any assumed or fictitious names related to the Business;

           (g) All prepaid expenses and deposits that benefit the Buyer after the Effective Date; and

           (h) All other assets, properties and rights specifically set forth in the Agreement as being sold, transferred or assigned to, or purchased by, Buyer.

     1.2 EXCLUDED ASSETS. Notwithstanding the provisions of Section 1.1, the Purchased Assets shall not include the assets listed on Schedule 1.2 ("Excluded Assets").

     1.3 ASSUMED LIABILITIES. As of the Effective Date, Buyer shall assume and agree to discharge the following obligations and liabilities of ADD:

           (a) All of the operating office and equipment lease liabilities of ADD, except those liabilities subsequently discharged, to the extent incurred in the ordinary course of business after the Balance Sheet Date; and

           (b) All obligations of ADD to be paid or performed on or after the Effective Date under the Purchased Contracts.

           All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the "Assumed Liabilities."

     1.4 EXCLUDED LIABILITIES. Buyer shall not assume or be obligated to pay, perform, or otherwise discharge any liability or obligation of ADD, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer (all such liabilities and obligations not being assumed are herein referred to as the "Excluded Liabilities") and, notwithstanding anything to the contrary in Section 1.3, none of the following shall be "Assumed Liabilities" for purposes of this Agreement:


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           (a) Any liabilities of ADD in respect of taxes of ADD for which ADD and/or Shareholders is liable pursuant to Section 4.8;

           (b) Any liabilities or obligations in respect of any Excluded Assets;

           (c) Any other liabilities of any kind or nature whatsoever other than those described in Section 1.3.


                                   ARTICLE II

                                 PURCHASE PRICE

     2.1 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Purchased Assets shall be equal to the sum of Three Million and No/100 Dollars ($3,000,000.00), payable by certified or cashier's check at the time of Closing and subject to adjustment as provided herein, and an additional Three Million and No/100 Dollars ($3,000,000.00), to be deposited at Closing with National City Corporation and Subsidiaries, as escrowee, to be thereafter held and disbursed according to the terms and conditions of an Escrow Agreement in substantially the form contained in Exhibit A. ADD and each Shareholder hereby absolutely and unconditionally guarantees and agrees to be a surety for the full and prompt payment to Buyer, no later than ninety (90) days following Closing, of all amounts due and owing under each account receivable included in the Purchased Assets. In addition, ADD and each Shareholder acknowledges that any refusal or failure to perform any guaranty shall constitute a breach of this Agreement and shall entitle Buyer to indemnification under Article VI. ADD and each Shareholder further agrees to pay to Buyer, upon demand, all amounts owing under any account receivable which is not paid to Buyer within ninety (90) days following Closing. Buyer agrees to attempt to collect all accounts receivable within ninety (90) days following Closing, in a manner consistent with ADD's existing collection practices, provided that Buyer shall not be required to institute legal or any other collection proceedings in connection therewith. Following expiration of the ninetieth day following Closing, Buyer shall provide ADD and each Shareholder a written statement of accounts receivable that remain unpaid and shall assign such accounts receivable to ADD upon receipt of payment by ADD or any Shareholder under the foregoing guaranty.

     2.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated for tax purposes among the Purchased Assets in such amounts as Buyer may reasonably request, in accordance with generally accepted accounting principles and as set forth in Schedule 2.2. Such allocations shall be accepted by the parties in writing at Closing and shall be binding on the parties. ADD shall sign and submit all necessary forms to report this transaction for federal and state income tax purposes in accordance with that allocation and shall not take a position for tax purposes inconsistent therewith.

                                   ARTICLE III

                                     CLOSING

     3.1 CLOSING DATE. The closing ("Closing") of the transactions contemplated by this Agreement shall be held on August 18, 2000 ("Closing Date") at the office of Buyer at 800 E. Northwest Highway, Suite 950, Palatine, Illinois 60067. The Closing shall be deemed to be effective as of 12:01 A.M., Chicago Time, on the Effective Date.


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     3.3   BUYER'S DELIVERIES.  At Closing, Buyer shall deliver to ADD all of the following:

           (a) A certificate of the Secretary or an Assistant Secretary of Buyer, dated no earlier than thirty (30) days prior to the Closing Date, in form and substance reasonably satisfactory to ADD, as to the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, and the transactions contemplated thereby;

           (b) Such other documents as ADD may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer;

           (c) A Certificate of Good Standing issued by the Secretary of State of Illinois, with respect to Buyer dated no earlier than thirty (30) days prior to the Closing Date;

           (d) The Escrow Agreement executed by an authorized officer of Buyer and in substantially the form contained in Exhibit A;

           (e) An Employment Agreement for each of the Shareholders executed by an authorized officer of Buyer and in substantially the form contained in Exhibit B;

           (f) An Employment Agreement for each of the Key Employees executed by an authorized officer of Buyer and in substantially the form contained in Exhibit C.

     3.4 ADD'S DELIVERIES. At Closing, ADD shall deliver to Buyer the following:

           (a) A certificate of the Secretary or an Assistant Secretary of ADD, dated no earlier than thirty (30) days prior to the Closing Date, in form and substance reasonably satisfactory to Buyer, as to the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, and the transactions contemplated thereby;

           (b) Such other documents as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer;

           (c) A Certificate of Good Standing issued by the Secretary of State of Illinois, with respect to Buyer dated no earlier than thirty (30) days prior to the Closing Date;

           (d) The Escrow Agreement executed by an authorized officer of ADD and each Shareholder and in substantially the form contained in Exhibit A;

           (e) An Employment Agreement for each of the Shareholders executed by each of the Shareholders and in substantially the form contained in Exhibit B;

           (f) An Employment Agreement for each of the Key Employees executed by each of the Key Employees and in substantially the form contained in Exhibit C:

           (g) The Bill of Sale duly executed by an authorized officer of ADD and in substantially the form contained in Exhibit D.


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                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF ADD AND SHAREHOLDERS

           As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, ADD and Shareholders each hereby makes the following representations and warranties to Buyer, as of the date hereof and as of the Effective Date:

     4.1 CORPORATE STATUS. ADD is a corporation duly organized, legally existing and in good standing, and has filed all required annual reports and paid all required franchise and other taxes and fees, under the laws of the State of Illinois. ADD has the requisite power and authority to own or lease its property and to carry on its Business as now being conducted. ADD is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its respective properties and the conduct of its business requires such qualification (all of which jurisdictions are listed on Schedule 4.1) and is in good standing in each of the jurisdictions in which it is so qualified. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency, or rehabilitation of ADD.

     4.2 POWER AND AUTHORITY. Each of ADD and Shareholders has the power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. Each of ADD and Shareholders has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated hereby.

     4.3 ENFORCEABILITY. This Agreement has been or will have been at the time of Closing duly executed and delivered by ADD and Shareholders and constitutes or will constitute the legal, valid, and binding obligation of each of them, enforceable against each of them in accordance with its terms.

     4.4 NO RESTRICTIONS. There are no proxies, voting rights, Contracts, or other agreements or understandings with respect to the voting of shares in ADD or the transfer of the Purchased Assets other than as set forth in this Agreement.

     4.5 NO VIOLATION. Except as set forth on Schedule 4.5, the execution and delivery of this Agreement by ADD, the performance of its respective obligations hereunder and the consummation of the transactions contemplated by this Agreement will not:

           (a) contravene any provision of the Articles of Incorporation or Bylaws of ADD;

           (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against ADD;

           (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against ADD;


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           (d) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of ADD; or

           (e) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

     4.6 FINANCIAL STATEMENTS. ADD has delivered to Buyer the unaudited financial statements of ADD, as of December 31, 1997, December 31, 1998 and December 31, 1999 and for the interim period ended June 30, 2000, and the related statements of income and retained earnings for said periods (collectively, the "Financial Statements") The balance sheet dated as of June 30, 2000, included in the Financial Statements is referred to herein as the "Balance Sheet" and the "Balance Sheet Date" shall mean June 30, 2000. The Financial Statements fairly present the financial position of ADD at each of the balance sheet dates and the results of operations for the periods covered thereby. Except as set forth in Schedule 4.6: (a) the books and records of ADD fully and fairly reflect the transactions, properties, assets, and liabilities of ADD; (b) there are no material, special or non-recurring items of income or expense during the periods covered by the Financial Statements; and (c) the Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

     4.7 LIABILITIES. Except as set forth on Schedule 4.7, ADD does not have any liabilities or obligations, whether accrued, absolute, contingent, or otherwise, except:

           (a) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged;

           (b) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto;

           (c) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement, or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding);

           (d) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate;

           (e) subcontractor liabilities specifically related to the Receivables and set forth in Schedule 1.2, which ADD and Shareholders assume and agree to pay; and

           (f) operating leases calling for an annual gross rental exceeding Ten Thousand and No/100 Dollars ($10,000).

     4.8 LITIGATION. Except as set forth on Schedule 4.8, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending or threatened by or against ADD or anticipated or contemplated by ADD, nor is there any such action, suit, or other legal or administrative proceeding or governmental investigation anticipated or contemplated against ADD, affecting ADD or any of its respective properties or assets, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. Except as set forth in
Schedule 4.8, there are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which

ADD is or was a party which have not been complied with in full or which continue to impose any material obligations on ADD.

     4.9   GOOD TITLE TO, CONDITION OF, AND ADEQUACY OF PURCHASED ASSETS.

           (a) Except as set forth on Schedule 4.9, ADD has good and marketable title to all of the Purchased Assets, free and clear of any Liens (other than Permitted Liens) or restrictions on use.

           (b) The Purchased Assets are in good operating condition, normal wear and tear excepted, and have been maintained in accordance with sound industry practices.

           (c) The Purchased Assets constitute all of the assets and properties necessary for the conduct of the Business of ADD in the manner in which and to the extent to which such Business is currently being conducted.

     4.10  COMPLIANCE WITH LAWS.

           (a) Except as set forth in Schedule 4.10, ADD is and has been in compliance in all material respects with all laws, regulations, and orders applicable to it, its respective Business and operations (as conducted by it now and in the past), and the Purchased Assets. Except as set forth on Schedule 4.10, ADD has not been cited, fined, or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders which have not been permanently cured and no proceeding with respect to any such violation is pending or threatened.

           (b) ADD has not made any payment of funds in connection with its Business that is prohibited by law, and no funds have been set aside to be used in connection with its Business for any payment prohibited by law.

           (c) ADD is not subject to any Contract, decree or injunction which restricts the continued operation of any Business or the expansion thereof to other geographical areas, customers and suppliers, or lines of Business.

     4.11 LABOR AND EMPLOYMENT MATTERS. ADD has complied with applicable laws, rules, and regulations relating to employment, civil rights and equal employment opportunities, including, but not limited to, the Civil Rights Act of 1964, and the Fair Labor Standards Act.

     4.12  EMPLOYEE BENEFIT PLANS.

           (a) Employee Benefit Plans. Schedule 4.12 contains a list setting forth each employee benefit plan or arrangement of ADD, including, but not limited to, employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, Section 125 Premium Only Plan, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of ADD participate (the "Employee Benefit Plans").

           (b) Compliance with Law. With respect to each Employee Benefit Plan:

               (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code");

               (ii) no actions, suits, claims or disputes are pending or threatened;

               (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency;

               (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding;

               (v) all reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and

               (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.

           (c) Welfare Plans. Other than as disclosed in Schedule 4.12, ADD is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan"), whether or not disclosed in Schedule 4.12, to provide medical or death benefits with respect to any employee or former employee of ADD or its predecessors after termination of employment.

           (d) Other Liabilities. Except as set forth on Schedule 4.12, all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Effective Date shall have been made or properly accrued on the Current Balance Sheet.

     4.13 TAX MATTERS. Except as set forth in Schedule 4.13 hereto, all Tax returns required to be filed prior to the date hereof with respect to ADD or any of its respective income, properties, franchises, or operations have been filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, complete, and accurate in all respects. All Taxes due and payable by or with respect to ADD have been paid or accrued on the Current Balance Sheet or will be accrued on its books and records as of the Closing.

     4.14 RECEIVABLES. ADD's accounts receivable are fully and accurately reported in the Financial Statements, and determined in a manner consistent with generally accepted accounting principles, arose from bona fide transactions, are fully collectible within ninety (90) days of the date any such account receivable arose, and accounts receivable as of Closing will be in a face amount equal to at least the amount set forth in the Current Balance Sheet.

     4.15 INVENTORY. ADD's inventory of Seller as of the Closing will be in an amount not less than the amount set forth in the Current Balance Sheet, at cost as determined in a manner consistent with generally accepted accounting principles, and will consist of items of a quality and quantity which are good, usable and saleable in the usual and ordinary course of business of ADD, at customary prices therefor and will not include any items which are damaged, obsolete or below standard quality.

     4.16 LICENSES AND PERMITS. ADD possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its Business and operations. All such Permits are valid and in full force and effect, ADD is in full compliance with the requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them.

     4.17 INTELLECTUAL PROPERTY. Schedule 4.17 sets forth a list of all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), all rights in mask works and other intellectual property used in the conduct of ADD's Business (the "Intellectual Property") and all such rights, titles and interests shall be transferred to Buyer at Closing, free and clear of any liens or restrictions. ADD has full legal right, title, and interest in and to all Intellectual Property used in its Business. The conduct of the Business of ADD as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property, except as set forth in Schedule
4.16. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

     4.18 CONTRACTS. Schedule 4.18 sets forth a list of each Contract to which ADD is a party or by which its properties or assets are bound and which is material to its Business, assets, properties or prospects (the "Purchased Contracts"), true and correct copies of which have been provided to Buyer. The copy of each Purchased Contract provided to Buyer is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. Except as set forth on Schedule 4.18, ADD has not violated any of the material terms or conditions of any Purchased Contract or any term or condition which would permit termination or material modification of any Purchased Contract, and all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for breach or indemnification or notice of default or termination under any Purchased Contract. Except as set forth on Schedule 4.17, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by ADD under any Purchased Contract, and to the best knowledge of ADD and Shareholders, no such event has occurred which constitutes or would constitute a material default by any other party. Except as set forth in Schedule 4.18, all Purchased Contracts are freely assignable to ADD without notice to or the consent of any third party and, ADD is not subject to any liability or payment resulting from renegotiation of amounts paid it under any Purchased Contract. As used in this Section, Purchased Contracts shall include, without limitation:

           (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other person, or letters of intent or commitment letters with respect to same;

           (b) contracts obligating ADD to purchase or sell Products or Services;

           (c) leases of real or personal property not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding Ten Thousand and No/100 Dollars ($10,000.00);

           (d) distribution, sales agency, or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same;

           (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements, and any other agreements relating to any employee, officer or director of ADD;

           (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets, or know how, or other agreements regarding proprietary rights or intellectual property ("Licenses");

           (g) any Contract relating to pending capital expenditures by ADD; and

           (h) other material Contracts or understandings, irrespective of subject matter and whether in writing, not entered into in the ordinary course of business by ADD and not otherwise disclosed on the Schedules.

     4.19 ACCURACY OF INFORMATION FURNISHED TO BUYER. No representation, statement, or information made or furnished by ADD or Shareholders to Buyer or any of Buyer's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by ADD or Shareholders, contains or shall contain any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

           As a material inducement to ADD and Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties to ADD and Shareholders as of the date hereof and as of the Closing Date:

     5.1 CORPORATE STATUS. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois.

     5.2 CORPORATE POWER AND AUTHORITY. Buyer has, or at the time of Closing will have, the corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder, and consummate the transactions contemplated hereby. Buyer has or at the time of Closing will have taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, the performance by it of its obligations hereunder, and the consummation by it of the transactions contemplated by this Agreement will not:

           (a) contravene any provision of the Articles of Incorporation or Bylaws of Buyer;

           (b) in any material respect violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon, or enforceable against Buyer;

           (c) conflict with, result in breach of, or constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate any material Contract;

           (d) result in or require the creation or imposition of any lien upon or with respect to any property or assets of Buyer; or

           (e) require the consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal, or any other Person.

     5.3 ENFORCEABILITY. Each of this Agreement and the Other Agreements has been, or will have been at the time of Closing, duly executed and delivered by and constitutes or will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms.

     5.4 NO COMMISSIONS. Buyer has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.


                                   ARTICLE VI

                               CLOSING CONDITIONS

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or before the Closing Date of the condition that neither ADD, Shareholders nor Buyer shall be subject to any order, decree or injunction of a court of competent jurisdiction which prevents or delays any of the transactions contemplated by this Agreement.

     6.2 CONDITIONS TO THE OBLIGATIONS OF ADD AND SHAREHOLDERS. The obligations of ADD and Shareholders to effect the transactions contemplated hereby shall be further subject to the fulfillment at or before the Closing Date of the following conditions, any one or more of which may be waived by ADD and
Shareholders:

           (a) COMPLIANCE BY BUYER. Buyer shall have performed and complied in all material respects with the provisions contained in this Agreement required to be performed and complied with by it at or before the Closing Date.

           (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in this Agreement were true and correct in all material respects as of the date of this Agreement and shall also be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except as otherwise contemplated by this Agreement), and ADD and Shareholders shall have received certificates to that effect signed by the President of Buyer.

     6.3 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment at or before the Closing Date of the following conditions, any one or more of which may be waived by Buyer.

           (a) COMPLIANCE BY ADD AND SHAREHOLDERS. ADD and Shareholders shall have performed and complied in all material respects with the provisions contained in this Agreement required to be performed and complied with by them at or before the Closing Date.

           (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ADD and Shareholders set forth in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall also be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except as otherwise contemplated by this Agreement), and Buyer shall have received a certificate to that effect signed by the President of ADD.

           (c) INSPECTION PERIOD. During the sixty (60) day period commencing with the date hereof (the "Inspection Period"), Buyer may review ADD's assets, records, and other documents and operations and ADD and Shareholders shall, at all reasonable times upon at least twenty-four (24) hours' prior notice, provide Buyer access to the ADD's premises for the purpose of performing, at Buyer's expense, any inspection of the assets, records and other documents and with operations of ADD. In addition during said Inspection Period Buyer may contact ADD's suppliers, distributors and clients to review the present relationship between ADD and such suppliers, distributors and clients. If for any reason Buyer reasonably determines during the Inspection Period that the results of any such inspection are unacceptable or unsatisfactory for to Buyer, Buyer shall immediately provide ADD and Shareholders written notice thereof, whereupon this Agreement shall become null and void and of no further force and effect. In the absence of Buyer's delivery of such notice to ADD and Shareholders during the Inspection Period, Buyer shall be deemed to have determined its inspection results acceptable or satisfactory. Notwithstanding anything to the contrary herein, the effect of any representations and warranties made by ADD or Shareholders in this Agreement shall not be diminished by any inspections or investigations made by Buyer, except the Buyer shall have no recourse against ADD or Shareholders to the extent that Buyer actually discovers prior to Closing one or more breaches of any representations or warranties made by ADD and Shareholders in this Agreement.

           (e) CORPORATE AUTHORITY; CONSENTS; PERMITS. ADD and Shareholders shall have delivered to Buyer evidence satisfactory to Buyer that ADD and Shareholders shall have obtained any and all permits, authorizations, lessor consents and approvals of any person or public body or authority required effectively to transfer the Purchased Assets to Buyer and to enable Buyer to continue ADD's Business operations substantially similar to the operations conducted by ADD immediately prior to Closing.

     6.4 OTHER DOCUMENTS. Each of the parties will furnish to the other party such certificates of such party's shareholders, officers, directors, employees, or such other documents, as may be reasonably necessary to evidence fulfillment of the conditions set forth in this Article VI as the other party may reasonably request.

                                   ARTICLE VII

                                EMPLOYEE MATTERS

7.1 EMPLOYEES. ADD shall deliver to Buyer not less than five (5) days prior to Closing a list of all ADD employees and their compensation as of the most recent date for which information is available and shall advise Buyer of any changes in such information through the Closing Date.

7.2 WORKERS' COMPENSATION. Buyer shall be liable for all workers' compensation claims made by ADD employees which relate to events occurring after the Closing Date. ADD shall remain liable for all workers' compensation claims made by ADD's former employees which relate to events occurring on or before the Closing Date and shall hold harmless and indemnify Buyer from and against such claims. ADD shall provide Buyer with satisfactory evidence of workers' compensation insurance coverage through the Closing Date.


                                  ARTICLE VIII

                                   TERMINATION

     8.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

     (a)   By the written agreement of the parties;

     (b) By any party upon written notice to the others after 5:00 p.m. Central Standard Time on August 31, 2000 if the transactions contemplated hereby shall not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of the parties; or

     (c) By either Buyer or ADD if: (i) the representations and warranties of ADD and Shareholders or Buyer, respectively, shall not have been true and correct in all respects as of the date when made; (ii) ADD and Shareholders or Buyer, respectively, shall have failed to perform and comply with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by such parties prior to the time of such termination and such failure to perform or comply shall be incurable or shall not have been cured within a reasonable period of time but not less than ten
(10) days in duration following notice of such failure, provided that the terminating party shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by such terminating party prior to such time; or
(iii) any event shall have occurred or any fact or condition shall exist that shall have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence of such event or existence of such fact or condition shall be due to the failure of the party seeking to terminate this Agreement or any of its associates or affiliates to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by such party or any of its associates or affiliates prior to Closing.

     8.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become null and void and of no further force and effect, without any liability on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, shareholders, associates or affiliates.


                                   ARTICLE IX

                                 INDEMNIFICATION

     9.1 AGREEMENT BY ADD AND SHAREHOLDERS TO INDEMNIFY. ADD and Shareholders each agrees to indemnify, defend and hold Buyer harmless from and against the aggregate of all Buyer Indemnifiable Damages (as defined below); provided, however, that the aggregate indemnification liability of ADD and Shareholders collectively shall not exceed the Purchase Price (plus any costs of collection).

           (a) For purposes of this Agreement, "Buyer Indemnifiable Damages" means, without limitation, the aggregate of all expenses, losses, costs, claims, diminution in value, deficiencies, liabilities and damages (including, without limitation as to type of expense, related counsel and paralegal fees and expenses) incurred or suffered by Buyer, to the extent:

               (i) resulting from any material breach of a representation or warranty made by ADD or Shareholders in or pursuant to this Agreement;

               (ii) resulting from any material breach of the covenants or agreements made by ADD or Shareholders pursuant to this Agreement or Shareholder's Employment Agreement;

               (iii) resulting from any inaccuracy in any certificate or environmental report delivered by ADD or Shareholders, pursuant to this Agreement;

               (iv) resulting from any Excluded Assets or Liabilities, and specifically including subcontractor liabilities related to the Receivables; or

               (v) resulting from any fact, condition, event, act, omission, or other matter whose occurrence or failure to occur would have constituted a material breach of a representation or warranty made by ADD or Shareholders in or pursuant to this Agreement were not that representation or warranty qualified by the words "to the best knowledge of" or other words of similar import

           (b) Each of the representations and warranties made by ADD and Shareholders in this Agreement or pursuant hereto shall survive for a period commencing with the Closing Date and continuing through the second anniversary of the Closing Date, except as follows:

               (i) the representations and warranties to the extent relating to tax attributes or liabilities with respect to Taxes of ADD, shall expire at the time the period of limitations (including any extensions thereof pursuant to the delivery of waivers of the applicable period of limitations) expires for the assessment by the taxing authority of additional Taxes with respect to which the representations and warranties relate;

               (ii) the representations and warranties of the Shareholders and ADD contained in Sections 4.12 shall expire at the time the latest period of limitations expires for the enforcement by an applicable Governmental Authority of any remedy with respect to which the particular representations and warranties of the Shareholders related and if there is no such period of limitations, then the representations and warranties shall continue indefinitely; and

               (iii) the representations and warranties of ADD and Shareholders contained in Sections 4.1 through 4.6 shall not expire, but shall continue indefinitely, except for the representations and warranties contained in Section 4.1, which shall expire upon the earlier of liquidation and dissolution of ADD or the expiration of the applicable statute of limitation. No claim for the recovery of Buyer Indemnifiable Damages may be asserted by Buyer after such representations and warranties shall thus expire; provided, however, that claims for Buyer Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant, and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant, and agreement.

           (c) In the event that Buyer believes it is entitled to a claim for any Buyer Indemnifiable Damages hereunder, Buyer shall promptly give written notice to ADD of such claim and the amount or the estimated amount of such claim, and the basis for such claim. If neither ADD nor Shareholders pay the amount of the claim for Buyer Indemnifiable Damages to Buyer within fourteen
(14) days, then Buyer may take any action or exercise any remedy available to Buyer by appropriate legal proceedings to collect the Buyer Indemnifiable Damages or make a claim for payment including, but not limited to, suspension and offset of any payment or benefits under the Escrow Agreement and either Shareholder's Employment Agreement. However, this Section will not apply to any breach by ADD or Shareholders with regard to any representation or warranty of which ADD or Shareholders had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by ADD or Shareholders of any covenant or obligation hereunder or under either Shareholder's Employment Agreement, in which case ADD and Shareholders will be liable for all Damages with respect to such breaches and Buyer may immediately suspend and offset any principal, interest or other payments or benefits under the Escrow Agreement and either Shareholder's Employment Agreement.

     9.2 CONDITIONS OF INDEMNIFICATION OF BUYER. Except as otherwise provided in Section 9.1, the obligations and liabilities of ADD and Shareholders hereunder with respect to the indemnities pursuant to this Article IX resulting from any claim or other assertion of liabilities by third parties (hereinafter called collectively the "Buyer Claims") shall be subject to the following terms and conditions:

           (a) Buyer must give ADD and Shareholders notice of any such Buyer Claim promptly after Buyer receives notice thereof;

           (b) ADD and Shareholders shall have the right to undertake, by counsel or other representatives of their own choosing, the defense of such Buyer Claim; provided, however, if a Buyer Claim is made against Buyer that exceeds the value of the Indemnification Security at such time, Buyer shall have the right to control the defense of the Buyer Claim;

           (c) in the event ADD and Shareholders shall elect not to undertake such defense, or within a reasonable time after notice of any such Buyer Claim from Buyer shall fail to defend, Buyer (upon further written notice to ADD and Shareholders) shall have the right to undertake the defense, compromise, or settlement of such Buyer Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of ADD and Shareholders (subject to the right of ADD and Shareholders to assume defense of such Buyer Claim at any time prior to settlement, compromise or final determination thereof);

           (d) anything in this Section 9.2 to the contrary notwithstanding:

               (i) Buyer shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise, or settlement of the Buyer Claim;

               (ii) Neither ADD nor Shareholders shall, without Buyer's written consent, settle, or compromise any Buyer Claim or consent to entry of any judgement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Buyer of a release from all liability in respect of such Buyer Claim; and

               (iii) Buyer, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with ADD, Shareholders and their respective counsel or other representatives concerning such Buyer Claim, and ADD, Shareholders and Buyer and their respective counsel shall cooperate with respect to such Buyer Claim.

     9.3 MINIMUM THRESHOLD FOR INDEMNIFICATION BY ADD AND SHAREHOLDERS. No indemnification shall be paid by ADD or Shareholders under Sections 9.1 (a)(i) through (viii) hereof until such time as the amount for which indemnification would otherwise be due to any and all parties entitled to indemnification from ADD or Shareholders hereunder exceeds Ten Thousand and No/100 Dollars ($10,000.00) in the aggregate, and then only to the extent of the excess over Ten Thousand and No/100 Dollars ($10,000.00).


                                    ARTICLE X

                              ADDITIONAL AGREEMENTS

     10.1 CONDUCT OF OPERATIONS. During the period from the date of this Agreement to the Closing Date, ADD and Shareholders conduct ADD's Business operations in the manner in which they have customarily and ordinarily conducted such Business operations in the past, preserve intact ADD's assets and Business operations and report regularly to Buyer as to the general status thereof and as to any material event affecting ADD's assets and Business operations. During the period from the date of this Agreement to the Closing Date, ADD and Shareholders will not, other than in the normal course of business, take, without the prior written consent of Buyer, any action which could reasonably be expected to materially adversely affect the assets or Business operations of ADD.

     10.2 COOPERATION. From and after the Closing Date, the parties shall cooperate with each other in connection with the administration of employee matters, the filing of Tax Returns and other reports required by governmental authorities and the defense of any claim or litigation made or instituted against either party in respect of ADD's operations before the Closing Date, which cooperation shall include, but not be limited to, making available employees for the purposes of providing technical or expert testimony and advice.

     10.3 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

     10.4 FURTHER ASSURANCES. From time to time, without further consideration, ADD and Shareholders, at their own expense, will execute and deliver, or cause to be executed and delivered, such documents as Buyer may reasonably request to more effectively consummate the transactions contemplated hereby and to vest in Buyer good title to the Purchased Assets. From time to time, without further consideration, Buyer, at its own expense, will execute and deliver, or cause to be executed and delivered, such documents as ADD and Shareholders may reasonably request to more effectively consummate the transactions contemplated hereby.

     10.5 NEGOTIATIONS WITH OTHERS. During the period from the date of this Agreement to the Closing Date, ADD and Shareholders will not, directly or indirectly, engage in discussions or negotiations with any person or entity (other than Buyer) concerning any possible proposal regarding a sale or transfer of all or any part of the assets or Business operations of ADD. ADD and Shareholders agree to disclose to Buyer the existence and content of any communication they receive concerning any such possible proposal as soon as practicable after receipt of the communication.

     10.6 BROKERS. Each of the parties represents and warrants to the other that no broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. Each party will each pay or discharge, and will each indemnify and hold the other harmless from and against, any and all other claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by such party.

     10.7 SALES AND TRANSFER TAXES AND FEES. Any sales and transfer Taxes and fees directly incurred in connection with this Agreement and the transactions contemplated hereby will be borne by ADD. Add and Shareholder will file all necessary Tax Returns and other documentation, if any, with respect to all such sales, transfer and recording Taxes and fees relating to ADD.

     10.8  TAX TREATMENT.   Each party shall execute and deliver such additional
instruments
and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out, and comply with all of the terms of this Agreement and the transactions contemplated hereby.

     10.9 OTHER AGREEMENTS. The parties agree that the non-competition covenants contained in Shareholders' Employment Agreements are an integral part of this Agreement.

     10.10 CORPORATE NAME CHANGE. ADD shall, immediately following the Closing, execute and deliver to Buyer for filing all documents or certificates necessary to change the legal, trade or assumed name of ADD to any name not confusingly similar to Advanced Digital Designs, Inc.


                                   ARTICLE XI

                                   DEFINITIONS

     11.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

           "Assumed Liabilities" defined in Section 1.3.

           "Balance Sheet" means the unaudited balance sheet of ADD as of June 30, 2000, included in Schedule 4.6.

           "Balance Sheet Date" means June 30, 2000.

           "Bill of Sale" means the Bill of Sale in the form attached hereto as Exhibit A.

           "Business" defined in the Recitals to this Agreement.

           "Buyer Claims" as defined in Section 9.2.

           "Buyer Indemnifiable Damages" defined in Section 9.1(a).

           "Closing Date" defined in Section 3.1.

           "Code" defined in Section 4.12.

           "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation, or other contract, agreement or instrument, whether written or oral.

           "Current Balance Sheet" defined in Section 4.6.

           "Effective Date" defined in preamble.

           "Employee Benefit Plans" defined in Section 4.12.

           "Employment Agreement" means the Employment Agreement between Buyer and Shareholders in the form attached hereto as Exhibit B.

           "Excluded Assets" defined in Section 1.2.

           "Excluded Liabilities" defined in Section 1.4.

           "Financial Statements" defined in Section 4.6.

           "Governmental Authority" means any nation or government, any state, regional, local, or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "Intellectual Property" defined in Section 4.17.

           "Licenses" defined in Section 4.18.

           "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

           "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, Business, or prospects which change (or effect) individually or in the aggregate, does, may, or may reasonably be expected to, result in a financial loss relating to such condition, properties, assets, liabilities, rights, obligations, operations, Business or prospects in excess of Ten Thousand and No/100 Dollars ($10,000.00).

           "Permitted Liens" means: (a) liens for taxes and other governmental charges and assessments which are not yet due and payable; (b) liens of landlords and liens of carriers, warehousemen, mechanics, and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; and (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

           "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority, or other entity, of whatever nature.

           "Purchased Assets" defined in Section 1.1.

           "Purchased Contracts" defined in Section 4.18.

           "Purchase Price" defined in Section 2.1

           "Receivables" means all receivables of ADD, including all trade account receivables arising from the provision of services, as set forth in the Financial Statements.

           "Securities Act" means the Securities Act of 1933, as amended.

           "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

           "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security, and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

           "Welfare Plan" defined in Section 4.12.

     11.2  OTHER DEFINITIONAL PROVISIONS.

           (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

           (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

           (c) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.


                                   ARTICLE XII

                               GENERAL PROVISIONS

     12.1 SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive for such time as the indemnity for the breach thereof shall survive as set forth in Sections 9.1 and 9.2, and subject to the minimum threshold for indemnification set forth in
Section 9.3.

     12.2 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered, and received:

           (a) when delivered, if delivered personally by a commercial messenger delivery service with verification of delivery;

           (b) two (2) days after mailing, when sent by registered or certified mail, return receipt requested, and postage prepaid;

           (c) one business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service;

           (d) on the date of delivery if delivered by facsimile and electronically confirmed before 5:00 P.M. Chicago Time on any business day; or

           (e) on the next business day if delivered by facsimile and electronically confirmed either after 5:00 P.M. Chicago Time) or on a non-business day, in each case addressed as follows:

           If to ADD or
           Shareholders:           Mr. Anthony Vitucci CEO
                                   Advanced Digital Designs, Inc.
                                   9378 N. Plum Grove Road
                                   Schaumburg, Illinois 60173
                                   Telephone:   847.619.4800
                                   Facsimile:   847.619.5001


           With a copy to:         Mr. Daniel F. Gridley
                                   210 W. Main Street
                                   Barrington, Illinois 60010
                                   Telephone:   847-381-8683
                                   Facsimile:   847-381-8684

           If to Buyer:            Mr. Christopher L. Geier
                                   Executive Vice President
                                   ADD Acquisition Corp.
                                   Dauphin Technology, Inc.
                                   800 E. Northwest Highway, Suite 950
                                   Palatine, Illinois  60067
                                   Telephone:   847-358-4406/201
                                   Facsimile:   847-358-4407

           With a copy to:         Ronald P. Duplack, Esq.
                                   Rieck and Crotty, P.C.
                                   55 West Monroe Street, Suite 3390
                                   Chicago, Illinois  60603
                                   Telephone:   312-726-4646
                                   Facsimile:   312-726-0647

or to such other address or addresses as may hereafter by specified by notice given by any of the above to others.

     12.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     12.4 ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings, or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified, or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     12.5 INTERPRETATION. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

     12.6 EXPENSES. Except as otherwise set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses, and disbursements of its counsel and accountants.

     12.7 PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of such invalid, illegal, or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     12.8 GOVERNING LAW. This Agreement shall be enforced in accordance with the laws of the State of Illinois and shall be construed in accordance therewith. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Cook, State of Illinois. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the State and Federal courts located in the County of Cook, State of Illinois shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a party in any action of proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

     12.9 PUBLIC ANNOUNCEMENTS. No party shall disclose the existence of this Agreement, or the transactions contemplated herein, or make any public announcement regarding the same, without the prior written notice to, and approval of, each of the other parties.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

ADD Acquisition Corp.,
an Illinois corporation


By: /s/ Christopher L. Geier                     /s/ Luke Lukens
    ---------------------------------            -------------------------------
          Christopher L. Geier                   Luke Lukens, CFO
        Executive Vice President


ADVANCED DIGITAL DESIGNS, INC.,
an Illinois corporation

By: /s/ Bruce Karsten                            /s/ Anthony Vitucci
    ---------------------------------            -------------------------------
         Bruce Karsten, President                Anthony Vitucci, Vice President


ADVANCED TECHNOLOGIES, INC.,
an Illinois corporation

By: /s/ Bruce Karsten                            /s/ Anthony Vitucci
    ---------------------------------            -------------------------------
         Bruce Karsten, President                Anthony Vitucci, Vice President


937 PLUM GROVE ROAD PARTNERSHIP
an Illinois partnership

By: /s/ Bruce Karsten                            /s/ Anthony Vitucci
    ---------------------------------            -------------------------------
         Bruce Karsten, Partner                  Anthony Vitucci, Partner


By: /s/ Bruce Karsten                            /s/ Anthony Vitucci
    ---------------------------------            -------------------------------
           Bruce Karsten                               Anthony Vitucci